Exhibit 5.1

October 1, 2025

Palisade Bio, Inc.

1902 Wright Place, Suite 200

Carlsbad, CA 92008

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Palisade Bio, Inc., a Delaware corporation (the “Company”), of up to an aggregate of (A) (i) $23,000,000 worth of shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), or (ii) Pre-Funded Warrants to purchase $23,000,000 worth shares of the Company’s Common Stock, with an exercise price of $0.0001 per warrant (the “Pre-Funded Warrants”) and the shares of Common Stock issuable upon exercise thereof (in each case, including up to $3,450,000 of Shares or Pre-Funded Warrants which may be sold pursuant to the exercise of an option granted by the Company to the underwriters) and (B) warrants to purchase up to $1,518,000 worth of shares of Common Stock being issued to Ladenburg Thalmann & Co. Inc., the representative of the underwriters of the offering (the “Representative Warrants”) and the shares of Common Stock issuable upon exercise thereof, pursuant to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission pursuant to Rule 462(b) of Regulation C promulgated (the “Registration Statement”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-290568), which was declared effective on September 30, 2025 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement. We understand that the Shares and/or Pre-Funded Warrants are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Prior Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares, Pre-Funded Warrants and Representative Warrants, as the case may be. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Subject to the foregoing and the other matters set forth herein, it is our opinion that:

1.	When the Shares to be issued and sold by the Company are issued and paid for in accordance with the terms of the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable.

2.	When the Pre-Funded Warrants and Representative Warrants to be issued and sold by the Company are issued and paid for in accordance with the terms of the Underwriting Agreement, the Pre-Funded Warrants and Representative Warrants will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants and Representative Warrants, when issued and paid for by the Company upon exercise of the Pre-Funded Warrants or Representative Warrants, as the case may be, in accordance with the terms of the Pre-Funded Warrants or Representative Warrants, as the case may be, will be validly issued, fully paid and nonassessable.

Our opinion that the Pre-Funded Warrants and Representative Warrants constitute legal, valid and binding obligations is qualified as to:

a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

b)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

c)	general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
GUNDERSON DETTMER STOUGH VILLENEUVE FRANKLIN & HACHIGIAN, LLP